Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Itiquira Acquisition Corp. (the “Company”) on Form S-1 of our report dated December 23, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audit of the financial statements of Itiquira Acquisition Corp. as of September 30, 2020 for the period from February 17, 2020 (inception) through September 30, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

January 19, 2021